Exhibit 21.1
Subsidiaries of the Registrant

Name	Jurisdiction
API Acquisition Sub, Inc.	Delaware
Avalon Pharmaceuticals, Inc.	Delaware
PGxHealth Holding, Inc.	Delaware
PGxHealth, LLC	Delaware